Exhibit 99.1

Greatbatch, Inc. Reports Second Quarter 2008 Results

– Achieved record sales of $141.6 million –

– 550 basis point sequential improvement in adjusted operating margin –

– Adjusted EPS of $0.30 –

– Electrochem achieved organic growth of 17% –

CLARENCE, N.Y.--(BUSINESS WIRE)--Greatbatch, Inc. (NYSE: GB), a manufacturer of technology based products for the commercial and implantable medical markets, today announced the results of operations for the quarter ended June 27, 2008.

“We are pleased to report this quarter’s results. We grew revenues, met our integration expectations to begin expanding operating margins, and are on track to further grow profitability. More importantly, we are seeing early returns from our strategy to diversify product lines and geographic mix through acquisitions. We have built a platform to bring important new product technologies to a broader, global customer base and are now methodically working to leverage that platform for growth and profitability,” stated Tom Hook, President and Chief Executive Officer. “We are in the early stages of a two-year plan to recognize the synergies from recent acquisitions. This quarter we grew operating margins through sales growth as well as cost reduction initiatives. Going forward, investors should expect to see both top line growth through the introduction of new product technologies to current and new customers, and bottom line growth as we diligently undertake further consolidation and integration efforts.”

Second Quarter Results

Consolidated sales in the second quarter were $141.6 million, an increase of 81% over the prior year quarter and 16% sequentially. Our acquisitions generated $64.2 million of revenue for the second quarter of 2008.

Selling, general and administrative expenses as a percentage of sales decreased by 50 basis points over the prior year quarter, despite nearly $3.0 million of incremental legal expenses related to a lawsuit from the former Enpath Medical.

Research, development and engineering costs for the second quarter were $7.7 million, which as expected, were lower as a percentage of sales versus the prior year. R&D costs also decreased as the Company reorganized its R&D function in an effort to streamline operations.

Adjusted operating income grew $8.7 million over the sequential quarter to $14.2 million, which is consistent with the year ago period. Adjusted operating margins expanded 550 basis points to 10% for the second quarter of 2008, up from 4.5% for the first quarter of 2008. Recent improvements in both adjusted operating income and adjusted operating margin were driven by operations streamlining efforts and increased sales. Adjusted amounts exclude the costs incurred related to our consolidation initiatives and integration of our newly acquired businesses. (See Tables A & B for US GAAP reconciliations).

Adjusted earnings per diluted share were $0.30 in the current quarter up from $0.16 in the first quarter, but below $0.42 in the second quarter 2007. Earnings per diluted share on a US GAAP basis were $0.25 per share in the quarter compared to a loss of $0.15 per share in the second quarter of 2007.

As a result of the acquired in-process research and development write-off not being deductible for tax purposes and the expiration of research and development tax credit, the effective tax rate for 2008 is expected to be approximately 37%.

Tom Mazza, Senior Vice President and Chief Financial Officer, stated, “We’re delivering improved operating performance as expected. Operating margin grew from 4.5% to 10% as we executed quickly on short-term action steps to improve sales and generate integration performance. We continue to drive operating margin gains as we realize the benefits of synergies resulting from integrating our acquisitions, and will realize these results over the next several quarters on a non-linear basis. Our team is highly focused on this task, and our track record and expertise gives us confidence we will meet our guidance set at the beginning of the year.”

Product Lines

The following table summarizes the Company’s sales by major product lines for the second quarters of 2008 and 2007 (in thousands):

	2008	2007	%
Business Unit/Product Lines	2nd Qtr.	2nd Qtr.	Change
Implantable Medical Components (“IMC”):
CRM/Neuromodulation	$64,781	$66,007	-2%
Therapy Delivery	15,781	1,585	NA
Orthopedic	40,974	-	NA
Total Implantable Medical Components	121,536	67,592	80%
Electrochem	20,112	10,870	85%
Total Sales	$141,648	$78,462	81%

Implantable Medical Components

Second quarter sales for the IMC business segment grew 80% over the prior year quarter to $121.5 million. IMC Results for the second quarter of 2008 include revenue of $56.8 million from our recent acquisitions.

The Cardiac Rhythm Management (CRM) and Neuromodulation product line decreased 2% compared to the second quarter of 2007 but increased 11% from the first quarter of 2008. The second quarter’s results benefited from increased adoption of our Q Series high rate ICD batteries as well as higher feedthrough and assembly revenue. These benefits were offset by lower demand for coated components, due to a customer recall unrelated to Greatbatch products, and lower capacitor sales. The second quarter of 2007 includes a higher level of capacitor sales due to a customer supply issue in the first half of 2007.

Second quarter revenues for the Therapy Delivery product line were $15.8 million, compared to the prior quarter revenues of $16.5 million. This decrease was primarily due to lower sales of introducers and leads.

The Orthopedic product line grew to $41.0 million in sales for the quarter compared to $27.8 million in the first quarter of 2008. This quarter’s results include the full impact of the Chaumont manufacturing facility, which was acquired in February 2008.

Electrochem

Second quarter sales for the Electrochem business segment nearly doubled to $20.1 million compared to $10.9 million for the prior year. The increase in sales is a result of the acquisition of EAC in November 2007 ($7.4 million) and increased demand from the oil and gas market.

Conference Call

The Company will host a conference call on Tuesday, August 5, 2008 at 2:30 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 4:30 p.m. E.T. on August 5, 2008 until August 12, 2008. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 79120007.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical products used in medical devices for the cardiac rhythm management, neuromodulation, vascular, orthopedic and interventional radiology markets. Additionally, Electrochem, a subsidiary of Greatbatch, is a world leader in the design and manufacture of technology solutions for some of the world’s most demanding and extreme applications. Additional information about the Company is available at www.greatbatch.com.

Forward-Looking Statements

Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions including the recent Precimed and DePuy Chaumont acquisitions and to realize synergies and to operate these acquired businesses in accordance with expectations; unsuccessful expansion into new markets including our expansion into the orthopedics market resulting from the Precimed acquisition; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Use of NON-GAAP Financial Information

In addition to our results reported in accordance with accounting principals generally accepted in the United States of America (“GAAP”), we provided adjusted operating income, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset disposition and other charges and (iv) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding.

We believe that the presentation of adjusted operating income, adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations.

Table A: Operating Income Reconciliation (in thousands):

	2008	2007	2008	2007
	2nd Qtr.	2nd Qtr.	YTD	YTD
Operating income (loss) as reported:	$11,352	$(6,351)	$7,212	$4,255
In-process research and development	-	18,353	2,240	18,353
Acquisition charges (inventory step-up)	-	204	6,422	204
Sub-total	11,352	12,206	15,874	22,812
Adjustments:
Consolidation costs	1,022	1,705	1,966	3,531
Integration expenses	1,914	-	2,068	-
Asset dispositions & other	(55)	283	(125)	(10)
Operating income – adjusted	$14,233	$14,194	$19,783	$26,333
Operating margin – adjusted	10.0%	18.1%	7.5%	17.0%
Table B: Net Income & EPS Reconciliation (in thousands):

	2008	2007	2008	2007
	2nd Qtr.	2nd Qtr.	YTD	YTD
Income (loss) before taxes as reported:	$8,174	$(1,955)	$2,456	$13,852
In-process research and development	-	18,353	2,240	18,353
Acquisition charges (inventory step-up)	-	204	6,422	204
Sub-total	8,174	16,602	11,118	32,409
Adjustments:
Consolidation costs	1,022	1,705	1,966	3,531
Integration expenses	1,914	-	2,068	-
Asset dispositions & other	(55)	283	(125)	(10)
Sub-total	11,055	18,590	15,027	35,930
Gain on sale of investment security	-	(4,001)	-	(4,001)
Gain on extinguishment of debt	-	-	-	(4,473)
Adjusted income before taxes	$11,055	$14,589	$15,027	$27,456
Adjusted provision for income taxes	4,035	4,741	4,374	8,923
Adjusted net income	$7,020	$9,848	$10,653	$18,533
Adjusted diluted EPS	$0.30	$0.42	$0.46	$0.78
Number of Shares (millions)	24,000	23,800	24,000	25,000
Note:	1)	Tax rate utilized was approximately 32.5% for 2007.
	2)	Tax rate utilized for 2nd quarter of 2008 was 36.5% - Rate required for the final three quarters to get the annual adjusted tax provision to 34% (expected annual rate excluding IPR&D charges).

GAAP Financial Statements to Follow

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended		Six months ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Sales	$141,648	$78,462	$263,802	$155,322
Cost and expenses:
Cost of sales - excluding amortization
of intangible assets	99,332	45,762	193,077	93,050
Cost of sales - amortization of intangible assets	1,721	994	3,431	1,942
Selling, general and administrative expenses	18,657	10,735	37,004	20,768
Research, development and engineering costs, net	7,705	6,981	16,929	13,433
Acquired in-process research and development	-	18,353	2,240	18,353
Other operating expense, net	2,881	1,988	3,909	3,521
Operating income (loss)	11,352	(6,351)	7,212	4,255
Interest expense	3,209	2,089	6,640	3,233
Interest income	(125)	(2,586)	(521)	(4,442)
Gain on sale of investment security	-	(4,001)	-	(4,001)
Gain on extinguishment of debt	-	-	-	(4,473)
Other (income) expense, net	94	102	(1,363)	86
Income (loss) before provision for income taxes	8,174	(1,955)	2,456	13,852
Provision for income taxes	2,369	1,444	25	6,582
Net income (loss)	$5,805	$(3,399)	$2,431	$7,270

Earnings (loss) per share:
Basic	$0.26	$(0.15)	$0.11	$0.33
Diluted	$0.25	$(0.15)	$0.11	$0.33

Weighted average shares outstanding:
Basic	22,500	22,200	22,500	22,100
Diluted	24,000	22,200	22,500	22,350

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

ASSETS	June 27,	December 28,
	2008	2007
Current assets:
Cash and cash equivalents	$20,011	$33,473
Short-term investments	1,558	7,017
Accounts receivable, net	84,345	56,962
Inventories	93,638	71,882
Refundable income taxes	3,049	377
Deferred income taxes	7,425	6,469
Prepaid expenses and other current assets	6,164	5,044
Total current assets	216,190	181,224

Property, plant, and equipment, net	167,286	114,946
Intangible assets, net	131,473	103,850
Goodwill	298,834	248,540
Other assets	15,797	15,291
Total assets	$829,580	$663,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$54,479	$33,433
Accrued expenses and other current liabilities	32,758	30,975
Current portion of long-term debt	2,000	-
Total current liabilities	89,237	64,408

Long-term debt	355,943	241,198
Deferred income taxes	41,444	35,346
Other long term liabilities	4,523	228
Total liabilities	491,147	341,180

Stockholders' equity:
Preferred stock	-	-
Common stock	23	22
Additional paid-in capital	246,139	238,574
Treasury stock	-	(140)
Retained earnings	86,646	84,215
Accumulated other comprehensive income	5,625	-
Total stockholders’ equity	338,433	322,671
Total liabilities and stockholders' equity	$829,580	$663,851

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller